Exhibit 99.1

Date:	May 22, 2009
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Results of 2009 Shareholder Meeting

LOS ALAMOS, N.M., May 22, 2009 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, held its annual meeting of shareholders on May 21, 2009. All three nominees for director were approved by a vote of at least 98.6% of the shares voting. The following individuals were elected to continue to serve as directors of Trinity: Jeffrey F. Howell, Arthur B. Montoya, Jr., and Stanley D. Primak for a term expiring in 2012. The shareholders also ratified by a vote of 99.4% of the shares voting in favor of the selection of Moss Adams, LLP to serve as Trinity's independent public accounting firm for the year ending December 31, 2009. Finally, the shareholders approved by a vote of 96.9% of the shares voting in favor of an advisory resolution approving the compensation of Trinity's Named Executive Officers.

In addition to the business of the annual meeting, William C. Enloe, President and Chief Executive Officer, and Steve W. Wells, Secretary of Trinity and President of LANB discussed Trinity’s performance for the year ended December 31, 2008 and the outlook for the year ahead. Mr. Enloe noted that 2008 was a challenging year for all financial institutions and TCC was no different. However, Mr. Enloe also noted that TCC's market area and commitment to more traditional products and investments did help TCC maintain profitability at higher levels than many of its peers. Mr. Enloe discussed the relative health of New Mexico and the affect of the national recession on the local economy. Mr. Enloe stated that New Mexico has remained relatively healthy due to its dependence upon energy, agriculture and federal and state government spending. Mr. Enloe also discussed the near term stability of the Los Alamos National Laboratory budget but the longer-term uncertainty with a change in administrations. Mr. Enloe stated that Santa Fe faces some additional challenges as tourism is down significantly and second home sales are virtually non-existent and not expected to rebound in 2009.

Mr. Enloe and Mr. Wells discussed the increase in Non-Performing Assets. Mr. Enloe stated that LANB is heavily invested in Real Estate based loans, mostly due to the character of the markets in which it operates. Mr. Enloe stated that much of the increase in Non-Performing Assets are construction or development loans, resulting from the slow real estate markets and failure of projects to be absorbed as anticipated. Mr. Enloe also discussed the relationship between the increase in Non-Performing Assets and LANB's increased Reserves for Loan Losses. Mr. Wells noted that LANB had almost doubled the amount put into its Provision for Loan Losses from 2007 to 2008 due to the increase in Non-Performing Assets.

Mr. Wells and Mr. Enloe also discussed the growth and profitability of TCC in 2008 and 2009. Mr. Enloe stated that TCC's first quarter Net Income for 2009 was $3.208 million, an increase of 12.4%. Mr. Wells noted that to date, LANB has seen an increase in deposits of $140 million, bringing LANB's total assets to $1.595 billion, and an annualized growth rate in deposits of over 23.4%. Mr. Enloe also noted that as of the meeting date, for the first time, deposits from Santa Fe ($570 million) had surpassed the deposits from Los Alamos ($550 million). Mr. Enloe did note that the tremendous growth in deposits has been met with decreased loan demand, resulting in TCC's Loan to Deposit Ratio continuing to decline. Mr. Enloe did note, however, that LANB's year-to-date Net Interest Margin was strong reaching 4.15% through April 30, 2009. Mr. Enloe noted that LANB continues to maintain approximately 90% of the deposits in Los Alamos County and 20% of the deposits in Santa Fe County. Mr. Enloe stated that LANB is the largest depository in both Los Alamos and Santa Fe Counties and is the fourth largest depository in the State of New Mexico.

Mr. Enloe discussed the initiatives for 2009 which include a focus on Asset Quality, Financial Performance and Efficiency. Mr. Enloe noted that LANB is focusing on getting properties sold and off the market and was looking more critically than ever at costs and yields. Mr. Enloe stated that the mortgage refinance business was currently strong with lower rates and that, with reduced competition, LANB was seeing more of the market share in this business. Mr. Enloe discussed the continued progress in constructing the new Santa Fe Cerrillos Road office which should open in September 2009 to provide more convenient services and attract more commercial customers in South Santa Fe. Mr. Enloe described LANB's initiatives in virtualization of operations which should increase efficiency and security of its operating systems and the development of new web-based services and mobile banking which should be rolled out in 2009.

A copy of the investor presentation presented at the Annual Shareholder Meeting can be found on Trinity’s website (www.lanb.com/tcc/annual.asp) and as Exhibit 99.2 to the Form 8-k filed with the Securities and Exchange Commission on May 22, 2009.

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Trinity is a bank holding company with $1.528 billion in total assets and has 292 employees. LANB is currently in its 46th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 29 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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